                                                                   EXHIBIT 12.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(Dollars in millions)                                      2001
                                                          Restated         2000          1999          1998          1997
                                                          --------         ----          ----          ----          ----
Earnings (loss) before income taxes                        $(291)          $452          $ 72          $360          $446
Add:
    Interest expense                                         146            142           126            96            87
    Appropriate portion of rental expense (1)                 28             28            28            28            27
    Amortization of capitalized interest                      15             15            16            16            16
                                                           -----           ----          ----          ----          ----
Earnings (loss) as adjusted                                $(102)          $637          $242          $500          $576
                                                           =====           ====          ====          ====          ====

Fixed charges:
    Interest expense                                       $ 146           $142          $126          $ 96          $ 87
    Appropriate portion of rental expense (1)                 28             28            28            28            27
    Capitalized interest                                       5              6            13            31            41
                                                           -----           ----          ----          ----          ----
Total fixed charges                                        $ 179           $176          $167          $155          $155
                                                           =====           ====          ====          ====          ====

Ratio of earnings (loss) to fixed charges                     (A)           3.6x          1.5x          3.2x          3.7x
                                                           =====           ====          ====          ====          ====

---------------

(1) For all periods presented, the interest component of rental expense is estimated to equal one-third of such expense.

(A) Due to the net loss reported for the year, the coverage ratio was less than 1x. To achieve a coverage ratio of 1x, additional pre-tax earnings of $281 million would be required for 2001. Before nonrecurring items, the ratio of earnings to fixed charges for 2001 was 2.0x.



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